As filed with the Securities and Exchange Commission on April 17, 2024

Registration No. 333-277157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRILINC GLOBAL IMPACT FUND, LLC

(Exact name of registrant as specified in its charter)

Delaware	6199	36-4732802
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(310) 997-0580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gloria Nelund

Chairman, Chief Executive Officer and President

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(866) 292-9452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Alice Connaughton

Morrison & Foerster LLP

2100 L Street NW Suite 900

Washington, DC 20037

Phone: (202) 887-1567

Fax: (202) 887-0763

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 17, 2024.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Maximum Offering of $40,000,000 in Units of Limited Liability Company Interest

TriLinc Global Impact Fund, LLC is a Delaware limited liability company (the “Company”) that makes and will continue to make impact investments primarily in Small and Medium Enterprises, or SMEs, which we generally define as those businesses having less than 500 employees, primarily in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.

We have established a fourth amended and restated distribution reinvestment plan (the “DRP”), designed to provide interested unitholders (“Unitholders”) of the Company who purchased units of the Company’s limited liability company interests (the “units”) in the Company’s initial public offering with an economical and convenient method of increasing their investment in us by investing all or a portion of their cash distributions in additional units of the same class through the DRP. As used throughout this prospectus, “Unitholders” refers to existing holders of Class A, Class C, Class I, Class W or Class Y units who purchased such units in the Company’s initial public offering. Our DRP is attached hereto as Appendix A. Some of the significant features of the DRP are as follows:

•

Any Unitholders of the Company who purchased Class A, Class C, Class I, Class W or Class Y units may purchase additional units, if desired, by automatically reinvesting all or a portion of their cash distributions attributable to the class of units they own in units of the same class under the DRP. The units purchased pursuant to the DRP shall be of the same unit class as the units to which the Participant is receiving cash distributions to be reinvested through DRP.

•

Units offered pursuant to the DRP will be offered at 100% of the most recently determined estimated net asset value (“NAV”) per unit for each class of units as disclosed by the Company in a filing with the Securities and Exchange Commission (the “SEC”).

•

Eligible unitholders may participate in the DRP by completing and executing an account update form. An account update form is attached hereto as Appendix B and may be obtained at any time by calling TriLinc Global Impact Fund, LLC at (866) 292-9452 or by writing to us at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266 P.O. Box 219805, Kansas City, MO, 64121-9805. If you are already enrolled in the DRP, no action is required.

•

Unitholders who elect to participate in the DRP (the “Participants”), may discontinue reinvestment of distributions under the DRP with respect to some or all of your units at any time by delivering written notice to the plan administrator. A withdrawal from participation in the DRP will be effective with respect to a distribution payment date only if written notice of termination is received by the plan administrator at least fifteen (15) days before that distribution payment date.

•	We may amend, suspend or terminate the DRP at any time by providing written notice to all participants at least ten (10) days prior to the effective date of the amendment, supplement or termination.

•	Participants will continue to be taxed on your allocable share of our income, notwithstanding your election to reinvest distributions by participating in the DRP.

•	There is no public trading market for our units, and there can be no assurance that a market will develop in the future.

Neither the SEC, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of our units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our units may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. Before making an investment decision, you should carefully consider the specific risks set forth under Item 1A of Part I of our most recent Annual Report on Form 10-K filed with the SEC, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Available Information,” carefully before you invest in units of our limited liability company interests.

The date of this prospectus is                  , 2024.

SUITABILITY STANDARDS

The units we are offering are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is not expected to be any public market for our units, you may have difficulty selling any units that you purchase. You should not buy our units if you need to sell them immediately or if you will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent participants in the DRP. These suitability standards require that a purchaser of units have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.

Our suitability standards also require that a potential investor (1) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective unitholder’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity and restrictions on transferability of the units and (d) the tax consequences of the investment.

The following states have established suitability standards different from those we have established. Units will be sold only to investors in these states who meet the special suitability standards set forth below.

California-In addition to the minimum suitability standards described above, a California investor must have either: (i) a minimum net worth of $350,000 (exclusive of home, auto and furnishings); or (ii) a minimum annual gross income of $85,000 and a net worth of $150,000 (exclusive of home, auto and furnishings). In addition, a California investor’s maximum investment in us may not exceed 10% of such investor’s net worth.

Massachusetts-Massachusetts investors may not invest more than 10% of their liquid net worth in us and other non-traded direct participation programs. For Massachusetts residents, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Ohio-In addition to the minimum suitability standards described above, an Ohio investor must have a liquid net worth of at least ten times such Ohio resident’s investment in us, our affiliates, and in non-traded business development companies. Liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oregon- In addition to the minimum suitability standards described above, Oregon investors must have a net worth of at least ten times their investment in us.

For purposes of determining the suitability of an investor, net worth (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the units if such person is the fiduciary or by the beneficiary of the account.

i

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our ability to purchase or make investments in a timely manner;

•	our business prospects and the prospects of our borrowers;

•	the economic, social and/or environmental impact of the investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	our ability to make distributions to our unitholders;

•	the dependence of our future success on the general economy and its impact on the companies in which we invest;

•	the availability of cash flow from operating activities for distributions and payment of operating expenses;

•	the performance of TriLinc Advisors, LLC (our “Advisor”), our sub-advisors and TriLinc Global, LLC (our “Sponsor”) ;

•	our dependence on the resources and personnel of our Advisor and the financial resources of our Sponsor;

•	the ability of our borrowers to make required payments;

•	our Advisor’s ability to attract and retain sufficient personnel to support our growth and operations;

•	the lack of a public trading market for our units;

•	the outcome and costs associated with our ongoing legal proceedings related to the recovery of amounts with respect to certain of our Watch List investments;

•	our expected financings and investments;

•	any failure in our Advisor’s or sub-advisors’ due diligence to identify all relevant facts in our underwriting process or otherwise;

•	the ability of our sub-advisors and borrowers to achieve their objectives;

•	general global economic, political and business conditions, including inflation, and the ongoing conflict between Russia and Ukraine and in the Middle East;

•	our ability to borrow funds;

•	performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	the effectiveness of our portfolio management techniques and strategies;

•	the adequacy of our cash resources and working capital;

•	failure to maintain effective internal controls; and

•	the loss of our exemption from the definition of an “investment company” under the Investment Company Act of 1940, as amended.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and we are under no duty to update any of the forward- looking statements after the date of this prospectus to conform these statements to actual results.

As discussed under “Risk Factors,” factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the SEC, including in Part I, Item 1A of our most recent Annual Report on Form 10-K under the heading “Risk Factors.”

We use words such as “may,” “will,” “should,” “potential,” “intend,” “seeks,” “estimate,” “could,” “project,” “predict,” “continue,” “future,” “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus and you should not unduly rely on these statements.

PROSPECTUS SUMMARY

This prospectus summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to participate in the DRP. You should also review the section of this prospectus titled “Incorporation by Reference.”

TriLinc Global Impact Fund, LLC

TriLinc Global Impact Fund, LLC (the “Company”) was organized as a Delaware limited liability company on April 30, 2012 and formally commenced operations on June 11, 2013. The Company makes impact investments in Small and Medium Enterprises, known as SMEs, which the Company defines as those businesses having less than 500 employees, primarily in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. The Company uses the proceeds raised from the issuance of units to invest in SMEs through local market sub-advisors in a diversified portfolio of financial assets including direct loans, convertible debt instruments, trade finance, structured credit and preferred and common equity investments. To a lesser extent, the Company may also make impact investments in companies that may not meet our technical definition of SMEs due to a larger number of employees but that also provide the opportunity to achieve both competitive financial returns and positive measurable impact. The Company generally expects that such investments will have similar investment characteristics as SMEs as defined by the Company. The Company’s investment objectives are to generate current income, capital preservation and modest capital appreciation primarily through investments in SMEs. The Company is externally managed by the Advisor. The Advisor is an investment advisor registered with the SEC.

Our office is located at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266. Our telephone number is (866) 292-9452 . Information regarding the Company is also available on our website at www.trilincglobalimpactfund.com. The information contained on our website is not incorporated into this prospectus, and you should not consider that information to be part of this prospectus.

Terms of this Offering

We are offering a maximum of $40,000,000 in Class A, Class C, Class I, Class W and Class Y units of our limited liability company interests to our existing unitholders pursuant to the DRP. Units issued pursuant to the DRP are being offered at the most recently determined NAV per unit of each class of units, which as of September 30, 2023 was $5.754.

We will offer units pursuant to the DRP until we sell all $40,000,000 worth of units in this offering, although our board may determine to terminate this offering prior thereto. This offering must be registered or exempt from registration in every state in which we offer or sell units. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling units in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Summary of the Distribution Reinvestment Plan

What is the purpose of the DRP?

The DRP is designed to provide interested investors in our units with a simple and convenient method of increasing their investments in us by investing all or a portion of their cash distributions in additional units of the same class through the DRP, without paying any selling commissions, fees or other underwriting compensation. The distributions paid with respect to certain classes of units may be reduced to the extent such classes of units are subject to ongoing fees that are paid over time. See “Description of Units” for a description of ongoing fees. Our DRP is attached hereto as Appendix A. We expect to use substantially all of the net proceeds from the sale of units under the DRP to repurchase units under our unit repurchase program, make additional investments and for general corporate purposes.

How are my distributions reinvested?

If you choose to participate in the DRP, we will apply distributions on the units registered in your name to purchase additional units for you. Purchases will be made directly from us and will be in the same class as the units for which you received the distributions. Participants may participate in the DRP with respect to all or a portion of the units of limited liability company interests owned by them. The allocation of units of our limited liability company interests among participants may result in the ownership of fractional units.

The distributions paid on units acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option. From time to time, our board of managers may elect to have any distribution paid in cash, without notice to the participants.

What is the purchase price of units in the DRP?

There is no public trading market for the units of our limited liability company interests, and there can be no assurance that a market will develop in the future. Units of Class A, Class C, Class I, Class W and Class Y of our limited liability company interests issued pursuant to the DRP are being offered at the NAV per unit of each class of units most recently disclosed by the Company in a filing with the SEC, which is $5.754 per unit as of the date of this prospectus.

We expect to determine our NAV for each class of units each quarter. Following the approval by our board of managers of any new NAV per unit of each class, we expect to file a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K with the SEC disclosing the new NAV and adjustments to the DRP price, if any, and we will also make the updated information available through our website at www.trilincglobalimpactfund.com. See our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, for information regarding our calculation of NAV per unit.

The purchase price of units of limited liability company interests issued pursuant to the DRP may not be indicative of the price at which such units may trade if they were listed on an exchange or of the proceeds that a unitholder may receive if we liquidated or dissolved.

Who is eligible to participate in the DRP?

You are eligible to participate in our DRP if you are a holder of record of our Class A, Class C, Class I, Class W or Class Y units of limited liability company interests. In addition, we have established suitability standards for all unitholders, which you must satisfy in order to participate in our DRP. See “Suitability Standards.” If your units are held of record by a broker or nominee, to enroll in our DRP you will need to arrange for such broker or nominee to transfer ownership of the units to you. We may refuse participation in our DRP to unitholders residing in states where, in our judgement, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

How do I enroll in the DRP?

Eligible persons may become a participant in our DRP at any time by completing and signing an account update form. An account update form is attached as part of Appendix B to this prospectus and may be obtained at any time by calling TriLinc Global Impact Fund, LLC at (866) 292-9452 or by writing to us at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266. If you are already enrolled in our DRP, no action is required.

Your participation in our DRP will begin with the next distribution payable after receipt of your signed account update form, provided such form is received at least fifteen (15) business days prior to the last day of the calendar month. If your account update form is received after the record date for any distribution and before payment of that distribution, the distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

You will remain a participant of our DRP until you deliver written notice to the plan administrator of your desire to terminate your participation (described more fully below under “How do I terminate participation in the DRP?”).

Who administers the DRP for participants?

Our DRP may be administered directly by us or an affiliate of ours or by a third-party DRP plan administrator, which is currently DST Systems, Inc. Our DRP plan administrator will keep all records of your DRP account and send statements of your account to you.

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

When will units be purchased under the DRP?

The DRP plan administrator will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the DRP plan administrator, reinvestment of the distribution cannot be completed within thirty (30) days after the applicable distribution payment date, participants’ funds held by the DRP plan administrator will be distributed to the participants. Neither we nor the DRP plan administrator will be liable when conditions, including compliance with the provisions of our limited liability company agreement and rules and regulations of the SEC, prevent the DRP plan administrator from buying units of limited liability company interests or interfere with the timing of such purchases.

Who will assume the costs of administering the DRP?

Purchases under the DRP will not be subject to selling commissions, fees or other underwriting compensation. All costs of administration of the DRP will be borne by us.

Are there fees charged with respect to the units issued under the DRP?

We will not pay any upfront selling commissions or other upfront fees in connection with the sale of units pursuant to the DRP. However, certain classes of units are subject to ongoing fees that are paid over time. Such ongoing fees are paid from and reduce the distributions payable with respect to the applicable units. Accordingly, any distributions paid with respect to those units that are subject to ongoing fees will be lower than distributions paid with respect to units that are not subject to ongoing fees. See “Description of Units” for a description of ongoing fees applicable to certain classes of units.

When will I receive reports about my investments under the DRP?

The Company shall provide to you a confirmation at least once every calendar quarter showing the number of units you own at the beginning of the covered period, the amount of the distributions paid in the covered period and the number of units owned at the end of the covered period. During each fiscal quarter, but in no event later than thirty (30) days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to you a statement of account describing the distributions you received during such quarter, the number of units you purchased during such quarter, and the per unit purchase price for such units.

In addition, our annual report, which is mailed to our unitholders each year and made available through our website at www.trilincglobalimpactfund.com, contains information regarding our history of distribution payments.

How do I terminate participation in the DRP?

You may terminate your participation in our DRP at any time by providing written instructions to that effect to the DRP plan administrator. To be effective on a given distribution payment date, the notice of termination must be received by the DRP plan administrator at least fifteen (15) days before that distribution payment date. A notice of termination received by our DRP plan administrator after such cutoff date will not be effective until the next distribution payment date. Prior to listing of the units on a national securities exchange, any transfer of units by a participant to a non-participant will terminate participation in the DRP with respect to the transferred units. Upon termination of DRP participation, future distributions, if any, will be distributed to the unitholder in cash.

Can the Company terminate my participation in the DRP?

We may terminate the DRP at any time by giving written notice to you at least ten (10) days prior to the effective date of termination.

You agree that if, at any time prior to the listing of the units on a national securities exchange, you do not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in your original subscription agreement or account update form, you will promptly notify the Company in writing.

Can the DRP be amended, suspended or terminated?

The Company may, in its sole discretion, terminate our DRP, amend or suspend any aspect of our DRP without the consent of DRP participants or other unitholders. For example, the Company previously temporarily suspended the DRP in 2023 because the Company was not able to file its periodic reports due to be filed in 2023 until the second half of 2023. Written notice will be provided to DRP participants at least ten (10) days prior to the effective date of any such amendment, suspension or termination, which notice may be provided by the Company in a periodic or current report filed with the SEC.

If our DRP is terminated, we will update our unit records to include the number of whole units in your DRP account. For any fractional units in your DRP account, our plan administrator may either (i) send you a check in payment for any such fractional units or (ii) credit your unit ownership account with any such fractional units.

What are some of the material U.S. federal income tax consequences of participating in the DRP?

If you choose to participate in the DRP, we will apply distributions on the units registered in your name to purchase additional units for you. While the U.S. federal income tax consequences of participating in the DRP are not entirely clear, we expect that you will be treated as if you first received the full cash distribution with respect to your units and then used such cash distribution to purchase additional units. As a result, your adjusted basis for tax purposes in your units will be reduced by the full amount of the deemed cash distribution and, to the extent the deemed cash distribution exceeds your adjusted basis in the units, you may have taxable gain. Your adjusted basis for tax purposes in your units will then be increased by the amount of the distributions reinvested in additional units pursuant to the DRP. Purchasing units pursuant to the DRP generally will not affect the tax obligations associated with the units that you currently own and your share of our net income allocable to such units. However, participation in the DRP will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such units. Please read “Material U.S. Federal Income Tax Consequences” for information relevant to holders of units generally.

How will the units purchased through the DRP be recorded on the Company’s books?

All units of our limited liability company interests that you purchase through the reinvestment of distributions are recorded in your name on our books. No unit certificates will be issued. The number of units you hold in our DRP will be shown on your statement of account.

Will I be able to sell or otherwise transfer units acquired under the DRP?

The units offered by us pursuant to the DRP are illiquid assets for which there is not currently any secondary market, nor is it expected that any secondary market will develop in the future. Although there is no secondary market, if you are able to locate a willing buyer, you may sell the units purchased pursuant to our DRP, as well as your other units, at any time, subject to any restrictions set forth in our operating agreement or that we may impose on the sale of units. The transferability of the units is subject to a number of restrictions. See “—Restrictions on Transfer,” below for additional information. We have adopted a unit repurchase program to provide limited liquidity for our unitholders who have held our units for a minimum of one year. However, our unitholders should not rely on our unit repurchase program as a method to sell units promptly because our unit repurchase program includes numerous restrictions that limit the unitholders’ ability to sell our units to us, and our board of managers may, in its sole discretion, amend, suspend, or terminate our unit repurchase program upon prompt notice to unitholders. As of the date of this prospectus, our unit repurchase program is suspended. We expect to reopen the unit repurchase program in 2024, but there can be no assurances as to the timing of any such reopening. Notice of any changes to the unit repurchase program, including the reopening of the program or any additional suspensions or the termination of the program, will be provided in the Company’s periodic or current reports filed with the SEC or by means of other notice. If you sell or otherwise transfer your units, the new holder of the units will not automatically be enrolled in our DRP. The new holder of the units must complete and sign an account update form in order to participate in the DRP.

What are the voting rights of units acquired under the DRP?

Units in your DRP account will be voted as you direct. As a unitholder, you will receive a proxy card in connection with any called meetings of unitholders. This proxy will apply to all units registered in your name, including all units credited to your DRP account. You may also vote your units, including those in your DRP account, in person at any meeting of unitholders.

What law governs the DRP?

The laws of the State of Delaware will govern the terms, conditions and operation of the DRP.

Who can help answer my questions or provide me with documents relating to the DRP?

If you have questions about the DRP or would like to request forms related to the DRP and documents incorporated by reference into this prospectus, please contact:

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(866) 292-9452

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE UNITS YOU ACQUIRE UNDER THE DRP.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K filed with the SEC, which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of units under our DRP to repurchase units under our unit repurchase program, make additional investments and for general corporate purposes, including the payment of expenses from prior offerings. We will pay actual expenses incurred in connection with the registration and offering of our DRP units, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. As of the date of this prospectus, these offering expenses are estimated to be approximately $113,404.

PLAN OF DISTRIBUTION

We are offering a maximum of $40,000,000 in Class A, Class C, Class I, Class W and Class Y units of our limited liability company interests to our existing unitholders pursuant to the DRP. Units of our limited liability company interests issued pursuant to the DRP will be offered at 100% of the most recently determined estimated NAV per unit for each class of units.

We expect to determine our NAV for each class of units each quarter. Following the adoption of any new NAV per unit of each class, we expect to file a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K with the SEC disclosing the new NAV and any adjustments to the DRP price, and we will also make the updated information available through our website at www.trilincglobalimpactfund.com.

We will not pay any upfront selling commissions or other upfront fees in connection with the sale of units pursuant to the DRP units sold in this offering. However, certain classes of units are subject to ongoing fees that are paid over time. Such ongoing fees are paid from and reduce the distributions payable with respect to the applicable units. Accordingly, any distributions paid with respect to the units that are subject to ongoing fees will be lower than distributions paid with respect to units that are not subject to ongoing fees. See “Description of Units” for a description of ongoing fees applicable to certain classes of units.

DESCRIPTION OF UNITS

The following summary description of units does not purport to be complete and is subject to and qualified in its entirety by reference to our operating agreement, incorporated by reference into the Registration Statement of which this prospectus is a part.

General

We are offering a maximum of $40,000,000 in Class A, Class C, Class I, Class W and Class Y units of our limited liability company interests to our existing unitholders pursuant to the DRP.

There is no public trading market for the units and none is likely to exist. The transferability of the units is subject to a number of restrictions. See “—Restrictions on Transfer,” below. Accordingly, the liquidity of the units is limited and you may not be able to liquidate your investment in the event of an emergency, except as described below.

In order to provide a certain degree of liquidity, you may redeem all or part of your units, subject to certain limitations, pursuant to our unit repurchase program.

Limited Liability of Unitholders

As a unitholder, you are not responsible for the obligations of the Company beyond the amount of the capital contributions you have made and for any wrongful distributions made to you.

Classes of Units

You will only be entitled to purchase units under the DRP of the class that you initially purchased in our primary offering. All units of limited liability company interest having the same rights and privileges are considered by us to constitute one class of securities. Accordingly, we have two classes of securities authorized and outstanding. One of these two classes of securities is currently designated as Class A, Class C, Class I, Class W and Class Y units and will also include any further designated units of limited liability company interest which have the same rights and privileges. Although so designated, they are all part of the same class of securities and the sole differences between the Class A, Class C, Class I, Class W and Class Y units relate to the amount of upfront and/or ongoing underwriting compensation paid in connection with the sale of the units, including selling commissions, dealer manager fees and distribution fees. To the extent a unit is subject to an ongoing fee payable to a broker dealer following the initial purchase of the unit, such as an ongoing dealer manager fee or an ongoing distribution fee, it will reduce the amount of the regular operating distributions paid by the Company with respect to that unit, and will result in the unitholder of that unit receiving a lower distribution than a holder of a unit that is not subject to any ongoing fees. Our second class of securities consists of Class Z units, which do not have voting rights. In addition, distributions paid with respect to Class Z units are not eligible to be reinvested pursuant to the DRP and are not covered by this prospectus.

Class A Units

We do not pay upfront or ongoing sales commissions, dealer manager fees, distribution fees or other underwriting compensation on Class A units sold pursuant to our DRP.

Class C Units

Each Class C unit is subject to a distribution fee that accrues daily equal to 1/365th of 0.80% of the amount of the NAV for the Class C units for such day on a continuous basis from year to year. The distribution fee is payable in arrears on a quarterly basis. These fees are paid to the company that served as the dealer manager for the public offering or private offering in which the initial units were sold and the dealer manager may re-allow all or any portion of the distribution fee to broker-dealers that sold the units in such offerings and servicing broker-dealers. We will continue paying distribution fees with respect to Class C units until the earlier to occur of the following: (i) a listing of the Class C units on a national securities exchange, (ii) total underwriting compensation paid in connection with the primary portion of the applicable offering in which the units were initially sold equaling 10% of the gross proceeds of such primary offering, or (iii) there are no longer any Class C units outstanding. Because the distribution fee is based on our NAV for Class C units, it is payable with respect to all Class C units, including Class C units issued under our DRP. We do not pay upfront sales commissions or upfront dealer manager fees on Class C units sold pursuant to our DRP.

Class I Units

Each Class I unit issued pursuant to a private placement is subject to a dealer manager fee that accrues daily equal to 1/365th of 0.50% of the amount of the NAV for the Class I units for such day on a continuous basis from year to year. In addition to Class I units issued pursuant to a private placement, the ongoing dealer manager fees are payable with respect to Class I units issued pursuant to our DRP with respect to distributions paid on Class I units that were issued pursuant to a private placement. The ongoing dealer manager fees are payable until the earlier of: (i) the date on which such Class I units are repurchased by the Company, (ii) the listing of the Class I or units on a national securities exchange, the sale of the Company or the sale of all or substantially all of the Company’s assets, or (iii) the fifth anniversary of the admission of the investor as a unitholder. The ongoing dealer manager fees are payable monthly in arrears, as they become contractually due. We do not pay upfront sales commissions, upfront dealer manager fees or ongoing distribution fees on Class I units sold pursuant to our DRP.

Class W Units

Each Class W unit is subject to a dealer manager fee that accrues daily equal to 1/365th of 0.50% of the amount of the NAV for the Class W units for such day on a continuous basis from year to year. Such ongoing dealer manager fees are payable until the earlier of: (i) the date on which such Class W units are repurchased by the Company, (ii) the listing of the Class W units on a national securities exchange, the sale of the Company or the sale of all or substantially all of the Company’s assets, or (iii) the fifth anniversary of the admission of the investor as a unitholder. Additionally, each Class W unit is subject to an annual service fee that accrues daily equal to 1/365th of 0.25% of the amount of the NAV for the Class W units for such day on a continuous basis from year to year. Such ongoing service fee is payable for until the earlier of: (i) the date on which such Class W units are repurchased by the Company, (ii) the listing of the Class W units on a national securities exchange, the sale of the Company or the sale of all or substantially all of the Company’s assets, or (iii) the sixth anniversary of the admission of the investor as a unitholder. The ongoing dealer manager fees and ongoing service fees are payable monthly in arrears, as they become contractually due. We do not pay upfront sales commissions or upfront dealer manager fees on Class W units sold pursuant to our DRP.

Class Y Units

We do not pay upfront or ongoing sales commissions, dealer manager fees, distribution fees or other underwriting compensation on Class Y units sold pursuant to our DRP In addition, our Sponsor has agreed to pay all of the organization and offering expenses related to the sale of Class Y units.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or any liquidating distribution of our assets, such assets, or the proceeds thereof, will be distributed among all the unitholders in proportion to the number of units held by such unitholder.

Voting Rights of the Unitholders

Our operating agreement provides that without a concurrence of a majority of the outstanding unitholder interests, our board of managers may not (a) amend our operating agreement except for amendments that do not adversely affect the rights of the unitholders, (b) sell all or substantially all of our assets other than in the ordinary course of our business or (c) cause our merger into another entity or other reorganization, provided that the board of managers, upon advice of the counsel, may restructure the Company and/or enter into any agreements the board of managers deems necessary, without the prior unitholder approval, if such activities are reasonably determined by our board of managers, in its sole discretion, to avoid the characterization of the Company as a “publicly traded partnership” within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, our unitholders have the right to take any of the following actions upon the affirmative vote or consent of the majority of the outstanding unitholder interests, without the concurrence of the board of managers: (a) amend our operating agreement; (b) dissolve the Company, (c) remove a manager and elect a new manager, and (d) approve or disapprove the sale of all or substantially all of our assets other than in the ordinary course of our business.

Capital Account

A capital account is established and maintained for each unitholder. Each unitholder’s capital account is adjusted to reflect allocations of our net profits or net losses. Capital accounts are also adjusted to reflect capital contributions, distributions and redemptions and other items in the nature of income or gain, or expenses and losses as required by the Code and the regulations promulgated thereunder (the “Regulations”).

Distributions

We intend to pay distributions pursuant to the terms of our operating agreement on a monthly basis, however there may be times when we pay distributions on a less frequent basis, as any distributions are authorized and declared solely at the discretion of our board of managers. For example, during 2023, while we paid several monthly distributions, we did not pay distributions for each month of the year. From time to time, we may also pay interim distributions at the discretion of our board. As noted above, distributions are subject to the board of managers’ discretion and applicable legal restrictions and accordingly, there can be no assurance that we will make distributions at a specific rate or at all. Generally, our policy is to pay distributions from cash flow from operations. However, our organizational documents permit us to pay distributions from any source, including borrowings and offering proceeds, provided, however, that no funds may be advanced or borrowed for purpose of distributions if the amount of such distributions exceeds our accrued and received revenues for the previous four quarters, less paid and accrued operating costs with respect to such revenues. We have not established a cap on the use of offering proceeds to fund distributions. Distributions are made on all classes of our units at the same time. Amounts distributed to each class of units are allocated among the unitholders in such class in proportion to their units. As described above, the distributions paid with respect to certain classes of units are reduced to the extent such classes of units are subject to ongoing fees. Because the payment of such fees is not a deductible expense for tax purposes, the taxable income of the Company allocable to certain unitholders may, therefore, exceed the amount of cash distributions made to such unitholders.

Distributions of in-kind property are not permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Company or distributions in connection with the liquidation of the Company’s assets in accordance with the terms of the operating agreement unless: (i) our board of managers advises each unitholder of the risks associated with direct ownership of the property, (ii) our board of managers offers each unitholder the election of receiving in-kind property distributions, and (iii) the Company distributes in-kind property only to those unitholders who accept such offer by our board of managers.

Meetings of Unitholders

There are no regularly scheduled meetings of our unitholders. However, our board of managers may call meetings of the unitholders at any time and will call a meeting upon written request to the board of managers by unitholders holding at least 10% of the units. Upon receipt of a proper written request for a meeting, the board of managers will fix a date for such meeting and will, within ten (10) days after receipt of such request, notify all of the unitholders of the meeting’s date and purpose. Meetings duly requested by unitholders will be held not less than fifteen (15) and not more than 60 days following the receipt of the unitholders’ written request for the meeting. Unless otherwise specified in the notice for such meeting, meetings will be held at 2:00 p.m. PST at our offices. As a unitholder, you may vote in person or by proxy at the meeting upon those proposals that are required to be voted on by unitholders under our operating agreement. A majority of the unitholders constitutes a quorum at meetings.

Accounting and Reports

We maintain our books and records on the accrual basis for bookkeeping and accounting purposes, and also use the accrual basis method of reporting income and losses for U.S. federal income tax purposes. We reserve the right to change such methods of accounting, provided that such change is disclosed in a report publicly filed with the SEC or is disclosed in a written notice sent to the unitholders. You may inspect the books and records of the Company for a proper purpose at all reasonable times. Under our operating agreement and Delaware law, you are entitled to receive information regarding our business and financial condition, as well as a copy of our operating agreement and certificate of formation and all amendments to these documents as well as other information that is just and reasonable. We will provide this information to you through our publicly filed reports with the SEC. Any unitholder will be provided with a copy of any of the reports upon request without expense to him or her. In addition, each unitholder is entitled to receive a copy of the Company’s income tax returns as well as the Company’s annual and quarterly reports and other filings described in “– Regulatory and Administrative Reports” below. You may also request a list of names and addresses of the unitholders of the Company, under the circumstances provided for, and pursuant to the provisions contained in our operating agreement. Our board of managers follows the policy of providing investors with these books and records, as required under the Delaware Limited Liability Company Act.

Regulatory and Administrative Reports

We cause our income tax returns to be prepared and timely filed with the appropriate authorities. We also cause to be prepared and filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with those entities under then current applicable laws, rules and regulations. Any unitholder will be provided with a copy of any of the reports upon request without expense to him or her. We file, with the securities administrators for the various states in which we are registered, as required by such states, a copy of each of the above reports.

Restrictions on Transfer

The operating agreement places substantial limitations upon your ability to transfer units. Any transferee must be a person that would have been qualified to purchase units in this offering. No unit may be transferred if, in the judgment of the managers, and/or their counsel, a transfer would jeopardize our status as a “partnership” for U.S. federal income tax purposes. Additional restrictions on transfers of units may be imposed under the securities laws of other states upon transfers occurring in or involving the residents of such states. In addition, you are not permitted to make any transfer or assignment of your units if we determine such transfer or assignment would result in the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or any rules, regulations or safe-harbor guidelines promulgated thereunder. Furthermore, our operating agreement requires the consent of our board of managers for a transferee to be substituted as a member of the Company, which consent will not be unreasonably withheld. We amend our records at least once each calendar quarter to effect the substitution of a substituted unitholder.

Term of Company

Our term commenced on the day the certificate of formation of the Company was filed with the Delaware Secretary of State, April 30, 2012, and will continue until dissolution and termination of the Company.

Winding Up

Upon the occurrence of an event of dissolution, we will immediately be dissolved, but will continue to operate until the Company’s affairs have been wound up. Upon our dissolution, our board of managers will wind up our affairs by liquidating our assets as promptly as is consistent with obtaining current fair market value of such assets, either by sale to third parties or by collecting loan payments under the terms of the loans. All funds we receive will be applied to satisfy or provide for our debts and the balance will be distributed to the unitholders in accordance with the terms of the operating agreement.

Amendment

Our operating agreement may be amended by the affirmative vote of unitholders holding a majority of our interests. In addition, our operating agreement may be amended by our board of managers provided that such amendments do not adversely affect the rights of the unitholders. No amendment is permitted if the effect of the amendment would be to increase the duties or liabilities of any manager or unitholder or diminish the rights or benefits to which any manager or unitholder is entitled under the operating agreement, without the affirmative vote or consent of a majority of the percentage interests held by the unitholders who would be adversely affected thereby (or the consent of a manager if it will be adversely affected thereby). The operating agreement will in no event be amended to change the limited liability of the unitholders without the affirmative vote or consent of all of the unitholders. Any amendment which affects the duties of the managers requires the consent of our board of managers. In addition, our board of managers has the right to amend our operating agreement, without the vote or consent of any of the unitholders:

•	when there is a change in the name of the Company or the amount of the contribution of any unitholder;

•	when a person is substituted as a unitholder;

•	when an additional unitholder is admitted;

•	when a person is admitted as a successor or additional manager in accordance with the terms of the operating agreement;

•

to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the operating agreement which are not inconsistent with the provisions of the operating agreement;

•

to delete or add any provision of the operating agreement required to be so deleted or added by the staff of the SEC or by a state “Blue Sky” administrator or similar official, which request will be accepted as a determination by such administrator or officer that such change is required by the administrator or official for the benefit or protection of the unitholders;

•	to elect for the Company to be governed by any successor Delaware statute governing limited liability companies;

•	to modify provisions of the operating agreement to cause the operating agreement to comply with Treasury Regulation Section 1.704-1(b); and

•	to improve, upon advice of counsel, the Company’s position in avoiding being treated as a publicly traded partnership taxable as a corporation under the Code.

The board of managers will notify the unitholders within a reasonable time of the adoption of any such amendment, provided that such notice shall be deemed to have been given if the adopted amendment is disclosed in a report that the Company publicly files with the SEC.

Arbitration

Nothing in the operating agreement or the subscription agreement requires the mandatory arbitration of disputes between a unitholder and the Company or any manager.

Other rights

Our operating agreement does not provide for any preemptive or dissenting rights for our unitholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax implications of participating in the DRP. For the purposes of this section, references to “Company,” “we,” “us,” or “our” refers only to TriLinc Global Impact Fund, LLC and not its subsidiaries or lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and currently do not anticipate seeking a ruling from the IRS regarding any matter discussed in this prospectus. This summary is also based on the assumption that we operate the Company and its affiliates in accordance with the terms of their organizational documents. This summary is for general information purposes only and it is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be of interest or important to a given investor in light of his or her particular investment or tax circumstances, or to investors subject to special tax provisions, including but not limited to the following:

•	Financial Institutions;

•	Insurance Companies;

•	Broker-Dealers;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Entities treated as partnerships for U.S. federal income tax purposes or partners or members therein;

•	Trusts;

•	Traders in securities who elect to use a mark-to-market method of accounting;

•	Persons who hold units on behalf of other persons as a nominee;

•	Persons who receive units in connection with the performance of services;

•	Persons holding units as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security,” or other integrated investment;

•	S Corporations;

•	Tax-Exempt Organizations (except to the extent discussed below);

•	Persons deemed to sell units under the constructive sale provisions of the Code;

•	Certain former citizens or residents of the United States; or

•	U.S. unitholders whose functional currency is not the U.S. dollar.

This summary assumes that our unitholders hold their investment in us as a capital asset within the meaning of Section 1221 of the Code, which generally means as property held for investment. The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. This discussion does not address the alternative minimum tax, the potential application of the Medicare tax on net investment income, the application of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements, the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws, other than U.S. federal income tax law.

In addition, the tax consequences to any particular unitholder depend on such unitholder’s particular tax circumstances. You are urged to consult with your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of your interest in the Company.

As used herein, the term “U.S. unitholder” means a beneficial owner of the units that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. unitholder” is a beneficial owner of units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. unitholder.

Classification as Partnership

We believe that we are classified, and intend to continue to be classified, as a partnership for U.S. federal income tax purposes.

As a partnership for tax purposes, the Company itself is not subject to U.S. federal income tax. We have and will continue to file an annual partnership information return with the IRS reporting the results of our operations. Each unitholder is required to report separately on its income tax return its allocable share of the Company’s ordinary income or loss, net long-term capital gain or loss and net short-term capital gain or loss, if any, and all other items of income or loss. Each unitholder’s allocable share of the Company’s taxable income and gain is generally taxable, regardless of whether the unitholder has received or will receive a distribution from the Company.

Publicly Traded Partnership

Notwithstanding the Company’s classification as a partnership, the Company could be treated as a corporation for U.S. federal income tax purposes if it were instead classified as a “publicly traded partnership” (a “PTP”). If the Company were treated as a PTP, the Company itself would be subject to U.S. federal income tax on any taxable income at regular corporate tax rates. Distributions to unitholders would be treated as dividends to the extent of our accumulated and current earnings and profits. Any excess would be treated as a return of capital to the extent of the unitholder’s tax basis, and thereafter as capital gain. If for any reason the Company becomes taxable as a PTP or corporation prospectively, a constructive incorporation may be deemed to have occurred and to the extent that our liabilities exceed the tax basis of our assets at the time of the constructive incorporation, unitholders may realize gain equal to the excess of their share of liabilities over basis.

A partnership is treated as a PTP for U.S. federal tax purposes if its interests are (i) traded on an established securities market or (ii) tradable on a secondary market (or the substantial equivalent thereof). We could become a PTP if our units are listed for trading on a securities exchange in connection with a liquidity event or otherwise. Applicable Regulations (the “Section 7704 Regulations”) provide guidance with respect to such classification standards, and create certain safe harbor standards which, if satisfied, generally preclude classification as a PTP. Failure to satisfy a safe harbor provision under the Section 7704 Regulations will not cause an entity to be treated as a PTP if, taking into account all facts and circumstances, the unitholders are not readily able to buy, sell or exchange their interests in a manner that is comparable, economically, to trading on an established securities market. Our unit repurchase program does not satisfy all of the requirements to qualify for the safe harbor.

Notwithstanding our inability to rely on the safe harbor contained in the Section 7704 Regulations, we do not believe that the units will be traded on an established securities market or a secondary market or a substantial equivalent thereof as defined in the Section 7704 Regulations. The Advisor intends to take appropriate steps to prevent or reduce the likelihood that we will be characterized as a PTP that is taxable as a corporation. This includes strictly adhering to our operating agreement, which contains transfer restrictions intended to avoid PTP status and using best efforts to limit transfers, including redemptions, to the extent necessary to prevent us from being classified as a PTP. The Section 7704 Regulations are complex, and although we will use our best efforts to make sure that a secondary market or substantial equivalent thereof does not develop for the units, there can be no assurance that a secondary market for the units will not develop. Thus, no assurance can be given that the IRS will not successfully assert that we should be classified as a PTP.

If we were treated as a PTP for tax purposes, we would nonetheless remain taxable as a partnership if 90% or more of our gross income consisted of “qualifying income.” For this purpose, qualifying income generally includes interest, real property rents and gain from the sale or other disposition of real property. Interest is not treated as “qualifying income” if the interest either (i) is derived in the conduct of a financial business or (ii) subject to exceptions, is contingent on the income or profits of any person. Given the nature of our lending activities, no assurance can be given that our interest income is qualifying income. If our interest income is not qualifying income, this exception would not be available.

The remainder of this discussion assumes that the Company will be treated as a partnership, and not a PTP, for tax purposes.

Taxation of Participation in Our DRP

The U.S. federal income tax treatment of participating in the distribution reinvestment plan is not entirely clear. However, in general, we expect that unitholders participating in our DRP generally should be treated as having received the applicable cash distribution with respect to their units and then reinvested such amount in additional units of the Company, notwithstanding the fact that no cash was actually received by the unitholder.

For a unitholder who participates in our DRP, the deemed distribution will reduce the unitholder’s basis and reinvestment of the deemed distribution will increase the unitholder’s basis. If the deemed distribution exceeds the unitholder’s basis, the distribution would first reduce the unitholder’s basis to zero and then any excess would be treated as capital gain to the unitholder. In addition, a unitholder that participates in our DRP also will still be taxed on its share of any net taxable income underlying such deemed distribution, even though such unitholder has elected not to receive the distribution in cash. As a result, unitholders participating in the DRP will have to rely solely on sources other than reinvested distributions from which to pay any taxes due with respect to such distributions.

The Regulations generally provide that all interest in a partnership held by a unitholder is treated as a single interest. As a result, a unitholder’s interest in the Company will have a “split” holding period upon the acquisition of additional units through the DRP.

For a more detailed discussion of the U.S. federal income tax consequences of the deemed distributions, see “—Distributions from the Company and Unitholder Tax Basis.” For further information regarding the tax consequences of participation in our DRP, U.S. unitholders should consult their tax advisors.

Taxation of Unitholders in General

As indicated above, provided that the Company is properly classified as a partnership for U.S. federal income tax purposes, the Company generally will not be subject to U.S. federal income tax. Rather, the Company’s items of income, gain, loss, deduction and credit (if any), and the character of such items (e.g., as interest or dividend income, as investment interest deductions or as capital gain or ordinary income), generally flows through to the unitholders, with each unitholder reporting its allocable share of the items on the unitholder’s U.S. federal income tax return for the taxable year. The unitholders are taxed on the Company’s income regardless of whether they receive distributions from the Company. Distributions of money by the Company to unitholders are generally not taxable unless the amount of the distribution exceeds the unitholder’s basis in his or her units. For each taxable year, the Company is required to furnish to each unitholder a Schedule K-1 that sets forth the unitholder’s allocable share of taxable income, gains, losses, deductions and credits of the Company.

Tax Allocations

Items of the Company’s income, gain, loss, deduction and credit are allocated to unitholders in accordance with the terms of the operating agreement. The operating agreement generally allocates profits and losses in the same manner that cash distributions are made and the Company believes that these allocations are in accordance with the unitholders’ interests in the Company, have “substantial economic effect” and will be respected by the IRS. However, there is no assurance that the IRS may not challenge the allocation provisions, If the allocation provisions were successfully challenged by the IRS, the Company may be required to reallocate income, gain, loss, deductions or credits and unitholders may be allocated a greater share of income without a corresponding increase in the amount of distributions. Each unitholder should consult with its tax advisor regarding the federal, state, local and foreign tax considerations applicable to an investment in the Company.

Limitations on Use of Tax Losses

While unitholders are required to report its allocable share of income or gain, the ability to utilize any tax losses generated by the Company to offset income from other investments, may be limited under the “at risk” limitation in Section 465 of the Code, the passive activity loss limitation in Section 469 of the Code (discussed further below), the limitation of loss to a unitholder’s basis in its units (which applies to all unitholders), and other provisions of the Code and Regulations. Moreover, the ability to utilize certain specific items of deduction attributable to the investment activities of the Company (as opposed to its activities that represent a trade or business for U.S. federal income tax purposes) may be limited under the investment interest limitation contained in Section 163(d) of the Code, the 2% floor on miscellaneous itemized deductions (including investment expenses but not interest) in Section 67 of the Code, the reduction in itemized deductions (not including investment interest) of high-income individuals by Section 68 of the Code, and other provisions. However, for taxable years beginning before January 1, 2026, miscellaneous itemized deductions including the asset management fee and incentive fee are not deductible.

The Code imposes limits on the ability of noncorporate taxpayers to deduct “excess business losses,” which generally are losses from carrying on trade or business activities in excess of a specified amount. This limitation applies only after the passive loss limitations (so only affects an individual’s “active” losses) and, in the case of a trade or business carried on by a partnership or S corporation, is applied at the partner or S corporation shareholder level. For tax years beginning after December 31, 2023, business losses of individuals are limited to $578,000 for married individuals filing jointly or $289,000 for other individuals. Any excess business loss of the taxpayer would be treated as part of the taxpayer’s net operating loss and carried forward to subsequent tax years.

Passive Activity Loss Limitations

As discussed above, Section 469 of the Code restricts the deductibility of losses from a “passive activity” against certain income which is not derived from a passive activity. A passive activity generally includes any trade or business activity in which the taxpayer does not materially participate. In general, losses generated by a passive activity will only be allowed to offset income from a passive activity, as distinguished from “portfolio” income and active income. While interest could be characterized as “portfolio income,” interest income is treated as active income if it is generated in the ordinary course of a lending business.

We believe that the Company is engaged in a lending trade or business and as a result, interest income from the Company will be treated as active income and may only be treated as passive income to a unitholder who does not materially participate in that lending business. As a result, all or a portion of the income allocated from the Company may be treated as nonpassive income, even though any losses from such investment likely will be treated as passive.

Accrual Method of Accounting

The Company is an accrual basis taxpayer and is required to recognize income and gain when all events have occurred that establish their right to receive the income or gain and the amount of such income or gain can be determined with reasonable accuracy. The Company may be required to accrue income or gain regardless of whether the cash payments are received by the Company. Thus, it is possible that a unitholder could incur income tax liability with respect to its share of the income of the Company without receiving a distribution from the Company to pay such tax liability.

With respect to items of loss and deduction, under the accrual method, items of expense will not become deductible prior to the time of economic performance, which generally includes performance of the services or delivery of the property to or use of the property.

Distributions from the Company and Unitholder Tax Basis

A unitholder generally will not recognize gain on the receipt of a distribution from the Company (including any constructive distribution of money resulting from a reduction in the unitholder’s share of our liabilities and any deemed distribution as a result of participating in the DRP), except to the extent that such a distribution exceeds the unitholder’s adjusted tax basis in its Company units.

A unitholder’s tax basis in its units will initially equal the amount paid for such units. In the case of units acquired through the DRP, the unitholder’s tax basis in the new units will initially equal the amount of the deemed distribution that was reinvested in more units. In each case, the unitholder’s tax basis will be (a) increased by (i) the unitholder’s allocable share of income, (ii) the unitholder’s share of the Company’s liabilities (as determined for U.S. federal income tax purposes) and (b) decreased (but not below zero) by (i) the unitholder’s share of loss and nondeductible expenditures, (ii) any decrease in the unitholder’s share of the Company’s liabilities (as determined for U.S. federal income tax purposes), and (iii) any distributions to the unitholder (including any constructive distribution of money resulting from a reduction in the unitholder’s share of the Company’s liabilities and any deemed distributions resulting from the unitholder’s participation in the DRP). The rules governing the taxation of partners and partnerships are quite complex, and unitholders are urged to consult their tax advisors concerning the tax consequences of an investment in the units in light of the investor’s particular circumstances and the impact on their individual tax.

Liquidating distributions may result in the recognition of taxable gain by the unitholder. Such gain will be recognized to the extent that the amount of money received (including any constructive distribution of money resulting from a reduction in the unitholder’s share of our liabilities) exceeds the unitholder’s adjusted tax basis in its units. A unitholder will recognize a loss only if the only distribution made to the unitholder consists of cash or of unrealized receivables or inventory (both as specially defined in the Code for this purpose), and then only if (and to the extent that) the unitholder’s adjusted tax basis in its interest exceeds the sum of the cash distributed and our adjusted basis for the unrealized receivables and inventory distributed to such unitholder. However, if substantially appreciated inventory or unrealized receivables (each as specially defined in the Code for this purpose) are distributed non-pro rata in liquidation, such distribution would be treated as a sale or exchange, with the result that the distributee unitholders could be required to recognize both ordinary income and capital gain on the distribution.

Any gain recognized by a unitholder on the receipt of a distribution from the Company, either prior to or upon the liquidation of its units, may include items of capital gain and items of ordinary income, depending upon the application of Section 751 of the Code to the distribution.

Deduction for Qualified Businesses Income

Noncorporate taxpayers are generally entitled to a deduction equal to 20% of the taxpayer’s domestic “qualified business income” derived from carrying on qualified businesses through partnerships, S corporations and sole proprietorships. The deduction for qualified business income is generally limited to the greater of (i) 50% of the W-2 wages paid with respect to the business and (ii) the sum of (x) 25% of the W-2 wages paid with respect to the business and (y) 2.5% of the unadjusted basis of certain depreciable property. Because of these limitations, the deduction for qualified business income is not expected to be beneficial to our unitholders.

Income from Sale of Interest by Unitholder

Units are not transferable without the consent of our board of managers and subject to other limitations specified in our Operating Agreement and under federal and state securities laws. If a unitholder does sell units, gain or loss generally will be recognized in an amount equal to the difference between (i) the amount realized (the sale proceeds plus the unitholder’s share of the Company’s liabilities of which the unitholder is relieved), and (ii) the unitholder’s adjusted tax basis of the units sold. If the units have been held for more than one year, any gain or loss generally will be long-term capital gain or loss. However, any amount received that is attributable to the unitholder’s share of the Company’s “unrealized receivables” (which is defined to include, among other things, depreciation recapture property and gain from the sale of a controlled foreign corporation, or CFC) and “substantially appreciated inventory” is treated as an amount received for a non-capital asset and may result in ordinary income. Currently, long-term capital gains recognized by individuals (i.e., gains with respect to capital assets held for more than one year) are subject to preferential rates. The use of capital losses is subject to limitations.

A U.S. unitholder who has a split holding period for its units, as discussed above under “—Participation in Our DRP”, will be required to determine its holding period in the units sold by first determining the portion of its entire interest in the Company that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The U.S. unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in the Company.

In the event that a unitholder sells all of its units, the Company’s taxable year will close on the date of such sale with respect to the selling unitholder (but not the remaining unitholders). In such a case the tax items of the Company are prorated between the selling unitholder, the transferee unitholder and the remaining unitholders pursuant to Section 706 of the Code. In the event that a unitholder disposes of less than all of its units, the Company’s tax year will not terminate with respect to the selling unitholder, but the selling unitholder’s proportionate share of items of income, gain, loss, deduction and credit will also be determined pursuant to Section 706 of the Code.

Section 754 Election

Pursuant to Section 754 of the Code, the Company may make an election to adjust the basis of the Company’s assets in the event of a sale by a unitholder of units or upon the occurrence of certain other events. The Company’s operating agreement authorizes the Company’s board of managers to make such an election. However, because the election, once made, cannot be revoked without obtaining the consent of the IRS, and because of the accounting complexities that can result from having such an election in effect, the Company’s board of managers does not presently intend to make this election. The absence of such an election by the Company may make it more difficult for a unitholder to sell his or her units.

The Code requires partnerships to adjust the basis of their assets in connection with a transfer of an interest in such partnership if there is a “substantial built-in loss” created immediately after the transfer. A substantial built-in loss exists if the adjusted basis in partnership property exceeds the fair market value of such property by more than $250,000. If such basis adjustments are required in connection with the transfer of units in the Company, it could impose significant accounting costs and complexities on the Company.

Taxation of Company Investments

The U.S. federal income tax treatment of the Company’s investments is complex. Because the Company is taxable as a partnership for U.S. federal income tax purposes, the taxation of the Company’s investments impacts each of the unitholders. The characterization and treatment of the Company’s investments shall be made in a reasonable manner, in the sole discretion of the board of managers. The Company primarily invests in different types of loans. The discussion below reflects a summary of the possible investments that the Company may make. However, the discussion below is not intended to limit the investment objectives of the Company.

Treatment of Loans Containing Participation Features

The Company may hold minority or other equity interests in an issuer, including in connection with the extension of a loan to the issuer or to an affiliate of the issuer. The Company might also make loans that provide for contingent interest or otherwise contain equity participation features. With respect to loans containing such participation features, an issue may arise as to whether the relationship between the Company and the borrower is that of debtor and creditor or whether the Company is more properly construed as an “equity” investor in the borrower entity (e.g. as a partner or shareholder). If the Company is treated as a creditor of the borrower, a unitholder’s allocable share of income derived from the borrower will be treated as interest income. If the Company is treated as an equity investor in the borrower, or if the Company otherwise acquires an equity interest in an issuer, any income derived from the arrangement may be treated as an allocation of profits of the partnership or a dividend (in the case of an issuer that is a corporation). If the issuer is treated for U.S. federal income tax purposes as a partnership, the nature of the issuer’s income will dictate its treatment by the Company. Such treatment could result in UBTI for certain tax-exempt unitholders. If the issuer is a corporation, payments received by the Company may be characterized as dividends to the extent of the borrower’s earnings and profits, then as a return of capital to the extent of the Company’s adjusted tax basis in its “stock” in the issuer, and thereafter as capital gain.

Investments in Passive Foreign Investment Companies and CFCs

Special tax rules under the Code apply to ownership of equity in a passive foreign investment company, or a PFIC, as well as in a CFC. To the extent that the Company makes an investment in a PFIC or a CFC that is treated as equity for tax purposes, it may result in adverse tax consequences to U.S. unitholders.

A foreign corporation is classified as a PFIC if for any taxable year (i) 75% or more of the corporation’s gross income is “passive income,” which includes interest, dividends, some types of rents and royalties, and gains from the sale of property giving rise to such income, or (ii) on average, 50% or more of the corporation’s assets (based on fair market value, or in some cases, adjusted tax basis) produce or are held for the production of “passive income.” If the Company invests in a PFIC, U.S. unitholders under certain circumstances may be required to pay additional tax on distributions with respect to their interest in the PFIC and on gains attributable to the sale or other disposition of stock of the PFIC (as well as in respect of gain on the sale of interests in the Company to the extent that such gain is attributable to the Company’s investment in the PFIC). Alternatively, in certain circumstances, U.S. unitholders may elect with respect to the Company’s investment in a PFIC to be taxed on a current basis (a “qualified electing fund” or “QEF” election), in which case the U.S. unitholder will include in taxable income the unitholder’s pro rata share of the ordinary earnings and net capital gain of the PFIC, regardless of whether such income or gain was actually distributed. As PFIC status must be determined annually, there can be no assurance that the Company will not own stock in a PFIC, or that the Company will learn about the PFIC status of a corporation in time to permit a U.S. unitholder to make a timely QEF election. In addition, there can be no assurance that a foreign corporation will consent to provide data necessary for a U.S. unitholder to make a QEF election. Moreover, a QEF election, if made, may require a U.S. unitholder to report as income amounts which the PFIC may not have distributed, and may never distribute, to the Company.

A CFC is any foreign corporation with one or more “United States shareholders” who own (i) more than 50% of the total combined voting power of all classes of its stock or (ii) 50% of the total value of the corporation. A U.S. person is a “United States shareholder” if it actually or constructively owns 10% or more of the total combined voting power of the corporation or 10% or more of the total value of all classes of stock of a foreign corporation. A United States shareholder of a CFC is required to include in gross income its pro rata share of certain earnings and profits of the CFC. In addition, gain from the sale of a CFC derived by a United States shareholder may be recharacterized as a dividend. If the Company is a United States shareholder in a CFC, a U.S. unitholder in the Company may not be required to include its pro rata share of such earnings and profits unless such U.S. unitholder is also a United States shareholder of the CFC.

The rules concerning PFICs and CFCs are complex, and prospective investors should consult their own tax advisors reading the application of the PFIC and CFC rules to their particular circumstances.

Repayment or Sale of Loans

No gain or loss is recognized by the Company upon the repayment of principal of a loan. Any gain recognized by the Company on the sale or exchange of a loan generally will be treated as a capital gain unless the Company is deemed to be a “dealer” in loans for U.S. federal income tax purposes (See “—Property Held Primarily for Sale; Potential Dealer Status” below) or the loan contains features that are subject to special rules, such as market discount. The Company takes the position that it holds the loans it originates or acquires for investment purposes as capital assets rather than as a dealer or as property held for sale to customers in the ordinary course of its trade or business. As a result, the Company generally takes the position that gain recognized on the sale or exchange of a loan constitutes capital gain and not ordinary income (except for amounts that are received with respect to accrued but unpaid interest or original issue discount). However, there can be no assurance that the IRS would agree with this position.

Property Held Primarily for Sale; Potential Dealer Status

The Company has been structured to act as a lender and to make or invest in loans. However, if the Company were at any time deemed for tax purposes to be holding one or more loans primarily for sale to customers in the ordinary course of business, any gain or loss realized upon the disposition of those loans would be taxable as ordinary income or loss rather than as capital gain or loss. Furthermore, such income would also result in UBTI to any investors that are tax-exempt entities. Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. The Company holds the loans for investment purposes and makes such occasional dispositions thereof as in the opinion of our managers are consistent with our investment objectives. Accordingly, the Company does not anticipate that it will be treated as a “dealer” with respect to any of its properties. However, there is no assurance that the IRS will not take a contrary position.

Original Issue Discount; Imputed Income

The Company may be subject to the original issue discount (“OID”) rules with respect to interest to be received with respect to certain loans, including, for example, if the interest rate on a loan varies over time according to fixed increases or decreases. If the Company holds loans with OID, the Company will be required to include amounts in taxable income on a current basis even though receipt of such amounts may not occur until a subsequent year. OID therefore could result in income taxable to U.S. unitholders in a particular period without a corresponding cash distribution.

Taxation of Market Discount

The Company may purchase loans at a discount. In such cases, payments of principal may be recharacterized as ordinary income to the extent of any accrued market discount (generally the difference between the amount paid for the loan and the face amount of the loan). Similarly, gain on the sale of such loans may be treated as ordinary income to the extent of any accrued market discount. In the alternative, taxpayers are permitted in some circumstances to include market discount in income as it accrues.

Modification of Debt Instruments

The Company may purchase or hold loans as part of its activities and, in some cases, may negotiate changes in the terms of the loans. For tax purposes, modification of the debt may be treated as an exchange of the original debt instrument for a new debt instrument if the modification constitutes a “significant modification” as defined in the Regulations. Gain or loss may be recognized as a result of a significant modification, particularly if the loan had been acquired at a discount to its principal amount. As a result, it is possible that a unitholder could incur income tax liability with respect to modification of a debt instrument without receiving a distribution from the Company with which to pay such liability. In addition, the deemed exchange of the old debt instrument for a new debt instrument may have collateral income consequences such as the creation of additional OID.

Foreign Income Taxes

The Company may conduct its activities in foreign jurisdictions through one or more subsidiaries to conduct such activities. The conduct of activities in foreign jurisdictions (whether or not foreign subsidiaries are formed to conduct such activities) may result in the Company or its subsidiaries being subject to tax in such foreign jurisdictions. Taxes paid by the Company in such foreign jurisdictions will reduce the cash available to distribution to the unitholders. However, because we are taxable as partnership for U.S. federal income tax purposes, certain foreign income taxes paid by the Company may generate a foreign tax credit that will be allocated to each unitholder, which may be used to reduce, potentially on a dollar-for-dollar basis, the tax liability of such unitholder. The U.S. federal income tax treatment and reporting of foreign tax credits is complex and unitholders are urged to consult their tax advisor with respect to such items.

Tax-Exempt Investors

While tax-exempt organizations generally are exempt from income taxation, the general corporation income tax is imposed to the extent the tax-exempt organization has unrelated business taxable income (“UBTI”). Because the Company uses leverage to finance its investments, a substantial portion of the income of the Company may be UBTI under the debt-financed property rules of Section 514 of the Code. Accordingly, tax-exempt investors may recognize UBTI (subject to tax at corporate rates) from investments that are made or acquired by the Company. Our board of managers may (but is not required to) elect to utilize one or more subsidiary entities or structures in order to minimize UBTI. However, the use of such subsidiary entities or structures does not guarantee that tax-exempt investors will avoid UBTI.

We generally hold our loans for investment. Therefore, subject to the “debt financed property” rules discussed above, we do not expect the gain resulting from a disposition of these assets to constitute UBTI. However, the IRS may assert that we are operating as a “dealer” and this would cause the gain from the disposition of the assets to be considered UBTI. In addition, any equity interests that we hold (including minority equity interests) in an entity classified as a partnership may give rise to UBTI, depending on the nature of the partnership’s activities.

In general, if UBTI is allocated to a tax-exempt organization, the portion of our income and gains which is not treated as UBTI will continue to be exempt from tax, as will the organization’s income and gains from other investments which are not treated as UBTI. Therefore, the possibility of realizing UBTI from its investment in the Company generally should not affect the tax-exempt status of such an exempt organization. However, certain exempt organizations are more sensitive to the receipt of UBTI and should not invest in the Company. For example, a charitable remainder trust will not be exempt from U.S. federal income tax under Section 664(c) of the Code for any year in which it has UBTI. Also, a title-holding company will not be exempt from tax if it has certain types of UBTI. Moreover, the charitable contribution deduction for a trust under Section 642(c) of the Code may be limited for any year in which the trust has UBTI.

Notwithstanding the foregoing, the Company’s board of managers may cause the Company to acquire investments that may generate UBTI. The Company’s board of managers has the right to structure the Company’s acquisition and operation of investments as it deems appropriate in its sole and absolute discretion. Potential investors can expect that some or all of their profits from the Company will be UBTI. Each tax-exempt unitholder should consult with his or her own tax advisor regarding the federal, state, local and foreign tax considerations applicable to an investment in the Company.

If you are a benefit plan investor or other tax-exempt investor, you are strongly urged to consult your tax adviser with regard to the foregoing UBTI aspects of an investment in the Company.

Audits of Tax Returns

Under our operating agreement, the board of managers is authorized to designate a “partnership representative” that will have the authority to: (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items; (ii) seek judicial review of any adjustment with the U.S. Tax Court or the U.S. Claims Court, or the filing of a complaint for refund with the District Court of the U.S. for the district in which the Company’s principal place of business is located; (iii) enter into an agreement with the IRS to extend the period for assessing any tax; and (iv) take any other action on behalf of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law.

If the IRS makes any audit adjustments to the Company’s tax returns, the Company itself may be liable for a hypothetical increase in holder-level taxes (including interest and penalties) resulting from such audit adjustment, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. In the alternative, the partnership representative may elect to have the unitholders take any such audit adjustment into account in accordance with their interests in the Company during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. In the event that such election cannot be made and the Company is required to make payments of taxes, penalties and interest, the amount of cash available for distribution may be substantially reduced.

State and Local Taxes

The foregoing discussion does not address the state and local income or other tax consequences of an investment in the Company, and prospective investors are urged to consult their advisors with respect thereto. It should be noted that unitholders may be subject to state and local taxes, and may be required to file returns, in jurisdictions in which the Company may be deemed to be doing business or own property, or in which its income is otherwise sourced. An investment in the Company could subject a unitholder to taxation by such a state on non-partnership income as well. Certain states may require the Company to withhold state taxes on partnership income sourced in the state to the extent allocable to nonresidents (which amounts so withheld from a unitholder will be treated as Company distributions to such unitholder). The foregoing taxation may be in addition to taxation by the unitholder’s state of residence (which may grant a tax credit for taxes paid in other states). Moreover, the Company itself may be subject to entity-level taxation in certain jurisdictions if it owns real estate or is considered to be engaged in business therein.

Withholding Taxes

The board of managers, in its discretion, may withhold and pay any taxes that the board of managers deems payable with respect to any unitholders, and any such taxes may be deducted from any distribution otherwise payable to such unitholders. To the extent that the withholding on behalf of a unitholder exceeds the amount that would be distributed to it, such excess will be treated as a demand loan made by the Company to such unitholder that will bear an annual interest rate equal to the prime rate, as published daily by the Wall Street Journal. If a unitholder does not satisfy the demand loan within ten business days after receiving a demand request from the board of managers, such unitholder shall be a Defaulting Member, and the board of managers may exercise any of the remedies available to it with respect to the Defaulting Member.

Backup Withholding

We may be required in certain circumstances to withhold amounts from certain payments paid to non-corporate unitholders who do not furnish us their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld generally will be treated as distributed to each particular unitholder. Any amounts withheld from payments made to a unitholder may be refunded or credited against such unitholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Special Considerations for Non-U.S. Unitholders

The foregoing discussion does not provide any information regarding the tax consequences that may be applicable to non-U.S. investors, and any such non-U.S. investors should consult with their own tax advisors regarding the tax consequences of an investment in the Company’s units.

The tax consequences applicable to non-U.S. unitholders generally will depend on whether the Company is deemed to be engaged in a U.S. trade or business. Based on the nature of the investments to be made by the Company, and the nature of the activities contemplated by the Company, the board of managers believes that the Company will be deemed to be engaged in a U.S. trade or business. As a result, a non-U.S. unitholder would be subject to U.S. federal income tax each year on its allocable share of the taxable income of the Company that is deemed to be “effectively connected” with a U.S. trade or business (“ECI”) and would be required to file a U.S. federal income tax return. A federal withholding tax at the highest applicable U.S. federal income tax rate generally will be imposed on a non-U.S. unitholder’s allocable share of ECI (whether or not such income is distributed). Such withholding tax may be claimed as a credit against such unitholder’s substantive U.S. tax liability.

Prospective investors that are non-U.S. corporations also should be aware that the 30% U.S. “branch profits tax” (and potentially a “branch-level interest tax”) imposed by Section 884 of the Code may apply. The 30% U.S. branch profits tax rate may be reduced or the tax eliminated entirely for residents of certain non-U.S. countries having tax treaties with the United States.

To the extent that the Company realizes any fixed, determinable, annual or periodical income (such as interest and dividend income) that is not effectively connected with a U.S. trade or business, such income distributed or allocable to a non-U.S. investor generally will be subject to a 30% federal withholding tax. Such withholding tax may be reduced or eliminated under an applicable income tax treaty between the United States and the non-U.S. unitholder’s country of residence or under the “portfolio interest” rules contained in Section 871 or 881 of the Code, provided that the non-U.S. unitholder provides proper certification as to his or her eligibility for such treatment. Any non-U.S. unitholder that is a governmental entity qualifying under Code Section 892 may be exempt from the 30% withholding tax that is generally applicable to any fixed, determinable, annual or periodical investment income distributed or allocable to a non-U.S. investor. All unitholders generally will be personally liable to the Company with respect to any withholding tax not satisfied out of their share of any distributions by the Company (plus interest if not repaid on demand).

An individual non-U.S. unitholder who directly invests (without the use of a “blocker” entity) in the Company would also (i) be subject to U.S. (and potentially state) estate tax with respect to the value of his or her interest in the Company and (ii) have to file state tax returns in states in which the Company and its subsidiaries do business.

Non-U.S. unitholders (like other unitholders) are required to make their capital contributions to the Company in which they invest in U.S. dollars, and any cash distributions made by such Company are made in U.S. dollars. Profits or losses realized by non-U.S. unitholders on the conversion of other currencies into U.S. dollars, if any, or of U.S. dollars into other currencies, are not reflected in the unitholders’ capital accounts and will not affect the amounts distributable by the Company to non-U.S. unitholders.

If you are a Non-U.S. unitholder, you are strongly urged to consult your tax adviser with regard to the foregoing aspects of an investment in the Company, and you may consider making an investment in TriLinc Global Impact Fund Cayman Feeder, Ltd., a company controlled by our Sponsor and majority owned by a third party, as an alternative to investing directly in the Company.

FATCA

Investors that invest in the Company through an account maintained at a non-U.S. financial institution should be aware that the Foreign Account Tax Compliance Act (“FATCA”), provides that a 30% withholding tax will be imposed on certain payments made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. Such potentially “withholdable payments” under FATCA include certain interest, dividends, rents, and other gains or income from U.S. sources, but exclude income derived from an active trade or business. FATCA generally requires that (i) in the case of an investor that is foreign financial institution (defined broadly to include a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of an investor that is a non-financial foreign entity, the entity identifies and provides information with respect to substantial U.S. owners of such entity.

The rules with respect to withholding on interest, dividends, rents, and other fixed or determinable income from U.S. sources are currently effective, and under proposed Treasury regulations issued December 13, 2018 (upon which taxpayers may generally rely until applicable final regulations are issued or such proposed Treasury regulations are rescinded), gross proceeds from the sale or other disposition of the units will not be subject to withholding under FATCA. The U.S. Treasury has signed intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors that invest in the Company through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

THE FOREGOING DISCUSSION SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

LEGAL MATTERS

The validity of the units offered under this prospectus has been passed upon for us by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K as of December 31, 2023 and December 31, 2022, and for each of the two years in the period ended December 31, 2023, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance on the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, until the DRP is terminated comprise the incorporated documents:

•	Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 29, 2024.

•	Current Reports on Form 8-K filed with the SEC on January 25, 2024, February 29, 2024 and March 22, 2024.

The information contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, at our website at www.trilincglobalimpactfund.com or by requesting them in writing or by telephone from us at the following address or telephone number:

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605,

Manhattan Beach, California 90266

Attn: Investor Relations

Tel. No: (866) 292-9452

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and, under the Exchange Act, we will file with or submit to the SEC annual, quarterly and current reports and other information meeting the informational requirements of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC. The address of this website is http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits.

APPENDIX A

TRILINC GLOBAL IMPACT FUND, LLC

FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Effective as of May 25, 2020

TriLinc Global Impact Fund, LLC, a Delaware limited liability company (the “Company”), has adopted the following Fourth Amended and Restated Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement, as such agreement may be amended from time to time (“Operating Agreement”), unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the unitholders (“Unitholders”) of the Company who own Class A units, Class C units, Class I units, Class W units or Class Y units of the Company’s limited liability company interests (the “Units”) and who elect to participate in the DRP (the “Participants”), the Company will apply all or a portion of cash distributions (“Distributions”), including Distributions paid with respect to any full or fractional Units acquired under the DRP, to the purchase of the Units for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. The Units purchased pursuant to the DRP shall be of the same Unit class as the Units with respect to which the Participant is receiving cash distributions to be reinvested through DRP.

2. Participation. Any Unitholder who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (“Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after the Company’s receipt and acceptance of a Participant’s subscription, enrollment or authorization. The Company may elect to deny participation in the DRP with respect to any Unitholder that resides in a jurisdiction where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable. Each Participant agrees that if, at any time prior to the listing of the Units on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the original subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 8 below.

3. Unit Purchases. Any purchases of Units pursuant to the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration in the Participant’s home state. Each class of units under the DRP will be sold at the estimated net asset value per unit for units of that class, as most recently disclosed by the Company in a filing with the Commission. Participants in the DRP may also purchase fractional Units so that 100% of the Distributions will be used to acquire Units. However, a Participant will not be able to acquire DRP Units to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Units issued pursuant to the DRP will have the same voting rights as the Units offered in a primary offering.

Units to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Units which are registered with the Commission as of the date hereof or (b) Units to be registered with the Commission in the future for use in the DRP (a “Future Registration”).

4. Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5. Distributions in Cash. Notwithstanding anything herein to the contrary, the Company’s board of directors, in its sole discretion, may elect to have any particular Dividend or Distribution paid in cash, without notice to Participants, without suspending this Plan and without affecting the future operation of the Plan with respect to Participants.

6. Taxation of Distributions. The reinvestment of Distributions does not relieve the Participant of any taxes which may be payable as a result of those Distributions and their reinvestment in Units pursuant to the terms of the DRP.

7. Commissions. The Company will not pay any upfront selling commissions or upfront dealer manager fees in connection with Units sold pursuant to the DRP; however, certain Units will be subject to ongoing fees that are paid over time as set forth in the prospectus for the offering of the DRP Units. Such ongoing fees are paid from and reduce the distributions payable with respect to the Units. Accordingly, any distributions paid with respect to Units that are subject to ongoing fees will be lower than distributions paid with respect to Units that are not subject to ongoing fees.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 15 days before that distribution payment date. Prior to a listing of the Units on a national securities exchange, if any, any transfer of Units by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Units. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Unitholder in cash.

All correspondence concerning the plan should be directed to the plan administrator by mail at TriLinc Global, LLC c/o DST Systems, Inc., P.O. Box 219805, Kansas City, MO 64121-9805.

9. Amendment or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, suspension or termination, which notice may be provided by the Company in a periodic or current report filed with the Commission.

10. No Unit Certificates. The ownership of the Units purchased through the DRP will be in book-entry form only.

11. Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing the number of Units owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Units owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, the distributions received during such quarter, the number of Units purchased during such quarter, and the per unit purchase price for such Units.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Units are purchased or sold for a Participant’s account.

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APPENDIX B

Account Update Form

Effective Date of Change:

This form may be used by any current investor in TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or the “Company”) to update the investor’s legal name, mailing address, delivery election, distribution, or financial representative information.

Please select all that apply and complete the sections indicated:

☐	Registration Update due to Legal Name Change (Sections 1, 2, & 7)	☐	Change of Address (Sections 1, 3, & 7)	☐	Electronic Delivery Election (Sections 1, 4, & 7)
☐	Distribution Change (Sections 1, 5, & 7)	☐	New Representative Information (Sections 1, 6, & 7)

1. Investor Information - SSN or TIN Required

Investor #1 Name:		SSN/TIN:
(Last/First/Middle)
Investor #2 Name:		SSN/TIN:
(Last/First/Middle)
Account Number:

2. New Legal Name(s)

Enter the legal name(s) of the registered owner(s) of the investment. Changes requested in this section are limited to legal name changes. Any requests resulting in a change in ownership must be made using the “Account Transfer (Re-Registration)” form. Custodian signatures/stamps are required for accounts held at a custodian, and signature guarantee is required for ALL legal name changes.

Investor #1 Name:
(Last/First/Middle)
Investor #2 Name:
(Last/First/Middle)

3. New Mailing Address

Enter the mailing address and telephone numbers of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed.

Address Line 1:

Address Line 2:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail Address:

If you currently have distributions sent to your home address or you elect to have distributions sent to your home address in Section 5, then by submitting this form, you authorize the distributions sent on or after the later of the date we process this form or the effective date set forth above to be sent to the new mailing address provided. To make changes to your distribution payments, please complete Section 5.

4. Electronic Delivery (Optional)

Instead of receiving paper copies of the Distribution Reinvestment Plan Prospectus (“Prospectus”), Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund. If you would like to consent to electronic delivery, please visit our website at www.trilincglobalimpactfund.com.

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5.	Distribution Information (Choose one or more of the following options)

Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit, and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with the completed form (unless you currently have a portion of your distributions directly deposited into the same account and you are only changing the allocation amount). If you have received a copy of the Company’s Prospectus (as supplemented) for the Distribution Reinvestment Plan, you can choose to have all or a portion of your eligible distributions (declared on Class A, C, I, W, or Y units) reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. Accounts held at a custodian may not direct distributions without the custodian’s approval.

Please note: The Distribution Reinvestment Plan is not available for the P-Z unit class. If you elect to participate in the Distribution Reinvestment Plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the Company’s Prospectus (as supplemented) for the Distribution Reinvestment Plan or the subscription agreement relating to your initial investment, you will promptly notify TriLinc Global Impact Fund in writing of that fact.

If this is your initial election to participate in the Distribution Reinvestment Plan, then by signing below you represent to TriLinc Global Impact Fund that (a) you have received a copy of the Company’s Prospectus (as supplemented) for the Distribution Reinvestment Plan and (b) you have (i) a minimum net worth (exclusive of home, home furnishings, and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the current Prospectus (as supplemented) under “Investor Suitability Standards.” If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

% of Distribution
☐	I prefer to participate in the Distribution Reinvestment Plan, as described in the Company’s Prospectus (as supplemented) Please note: This option is not available for the P-Z unit class.
☐	Send distributions via check to my home address (or for accounts held at a custodian, to the custodian on record)
☐	Send distributions via check to the alternate payee listed below (not available for accounts held at a custodian without custodian’s approval):
Alternative Payee:
Name:
Address:
City:	State:	Zip Code:
Account Number:

☐

Direct Deposit (Attach Voided Check): I authorize TriLinc Global Impact Fund or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify TriLinc Global Impact Fund in writing to cancel it. In the event that TriLinc Global Impact Fund deposits funds erroneously into my account, TriLinc Global Impact Fund is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

% of Distribution
Financial Institution Name:
ABA/Routing Number: Account Number:	☐ Checking ☐ Savings

6. Financial Representative Information (Broker-Dealer, Registered Investment Adviser, etc.)

Representative Name:	Rep Number:
Representative Firm Name:	Branch ID:
Representative Address:
Representative City:	Representative State:	Representative Zip Code:
Representative Phone:	Representative Fax Number:
Representative Email Address:

7.	Authorized Signature(s) of Investor(s)—Must be signed by all titleholders

I/ we acknowledge that information and distributions sent or paid prior to the later of the effective date we process this form will be made in the manner previously provided. This instruction supersedes all prior instructions regarding the subject matter hereof.

Signature of Investor	Date	Signature of Investor	Date
Place Medallion Signature Guarantee here:		Place Medallion Signature Guarantee here:

You may not enroll and have your distributions reinvested in additional units of TriLinc Global Impact Fund pursuant to the Distribution Reinvestment Plan unless you meet the applicable suitability requirements set forth in the Company’s Prospectus (as supplemented) for the Distribution Reinvestment Plan at the time of enrollment. Please consult your financial representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

		Custodian’s Signature (for accounts held at a custodian)	Date

Once Complete Send To:
Regular Mail	Overnight Mail	Forms may be faxed to:
TriLinc Global Impact Fund, LLC P.O. Box 219805 Kansas City, MO 64121-9805 Tel: 866.292.9452	TriLinc Global Impact Fund, LLC 430 W. 7th Street, Suite 219805 Kansas City, MO 64105-1407 Tel: 866.292.9452	Toll-Free: 833.258.6302 Local: 816.559.4497

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Amount
SEC registration fee	$5,904
Accounting fees and expenses	15,000
Legal fees and expenses	65,000
Blue Sky fees and expenses	18,000
Printing and postage expenses	4,500
Miscellaneous	5,000
Total	$113,404

Item 14. Indemnification of Officers and Directors

Our organizational documents limit the liability of our managers and officers to us and our unitholders for monetary damages and generally require us to indemnify our managers, officers, our Advisor, and its affiliates for losses they may incur by reason of their service in that capacity. We will not provide that our sponsor, a manager, our Advisor or its affiliates (the “Indemnitee”) is held harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the Indemnitee has determined in good faith that the course of conduct that caused the loss or liability was in our best interests;

•	the Indemnitee was acting on our behalf or performing services for us;

•	in the case of an independent manager, the loss or liability was not the result of gross negligence or willful misconduct by the independent manager;

•

in the case of a manager other than an independent manager, our Advisor or one of its affiliates, the loss or liability was not the result of negligence or misconduct by the party seeking to be held harmless; and

•	the agreement to hold harmless is recoverable only out of our assets and not from our unitholders.

Furthermore, our organizational documents prohibit the indemnification of an Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of state or federal securities laws, unless one or more of the following conditions is met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authorities in states in which the securities were offered or sold as to indemnification for violations of securities law.

The Securities and Exchange Commission and certain states, take the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Our operating agreement also provides that we shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any of our present or former managers or officers who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity

•

any individual who, while our manager or officer, and at our request, serves or served as a director, officer, partner or trustee of another partnership, corporation, joint venture, trust, employee benefit plan or other enterprise and who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

•	the Advisor or any of its affiliates acting as our agent.

These aforementioned rights to indemnification and advance of expenses vest immediately upon the appointment as a manger, officer, Advisor or affiliate.

Additionally, pursuant to our operating agreement, the advancement of funds to the Advisor or its affiliates for reasonable legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our or our subsidiaries’ behalf;

•	the legal action is initiated by a third party who is not a unitholder or, if by a unitholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the Advisor or its affiliates undertake to repay the advanced funds to us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such party is not entitled to indemnification.

We also purchase and maintain insurance on behalf of all our managers and executive officers against liability asserted against or incurred by them in their official capacities with us.

Item 15. Recent Sales of Unregistered Securities

From January 1, 2021 through September 21, 2022, we sold an aggregate of 852,480 Class Y units to accredited investors for an aggregate sales price of $6,375,488 pursuant to a private placement.

All units described above were issued pursuant to an exemption from registration under Section 4(a)(2) or Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

3.1

Certificate of Formation of TriLinc Global Impact Fund, LLC. Incorporated by reference to Exhibit 3.1 to the Draft Registration Statement on Form S-1 (File No. 377-00015) filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2012.

3.2

Fifth Amended and Restated Limited Liability Company Operating Agreement, dated January 20, 2018, by TriLinc Advisors, LLC. Incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on January 25, 2018.

4.1**	Fourth Amended and Restated Distribution Reinvestment Plan. Included herewith as Appendix A to the Prospectus.

4.2	Fourth Amended and Restated Unit Repurchase Program. Incorporated by reference to Exhibit 4.1 to Form 8-K filed with the SEC on August 13, 2019.

5.1**	Opinion of Morrison & Foerster LLP as to the legality of the units being registered.

10.1

Second Amended and Restated Advisory Agreement between TriLinc Advisors, LLC and TriLinc Global Impact Fund, LLC, dated February 14, 2018. Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

21.1	List of Subsidiaries. Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 29, 2024.

23.1*	Consent of KPMG LLP.

23.2**	Consent of Morrison & Foerster LLP (contained in its opinion filed as Exhibit 5.1).

24.1**	Power of Attorney.

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings.

(a) The registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The registrant undertakes that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, State of California, on April 17, 2024.

TriLinc Global Impact Fund, LLC

By:	/s/ Gloria S. Nelund
Name: Gloria S. Nelund
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	/s/ Gloria S. Nelund	Chief Executive Officer, President, Manager and Chairman	April 17, 2024
	Gloria S. Nelund	(Principal Executive Officer)

By:	/s/ Mark A. Tipton	Chief Financial Officer	April 17, 2024
	Mark A. Tipton	(Principal Financial and Accounting Officer)

By:	/s/ Brent L. VanNorman	Chief Compliance Officer, Secretary and Manager	April 17, 2024
Brent L. VanNorman

By:	/s/ *	Independent Manager	April 17, 2024
Terry Otton

By:	/s/ *	Independent Manager	April 17, 2024
Cynthia Hostetler

By:	/s/ *	Independent Manager	April 17, 2024
R. Michael Barth

*By:	/s/ Gloria S. Nelund
Attorney-in-Fact